Exhibit 99.1

Horizon Bancorporation, Inc. Reports Record Earnings for 2006

          BRADENTON, Fla., Jan. 9 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) -- Horizon Bancorporation, Inc. (the “Company”), the holding company of Horizon Bank, today reported record earnings of $1.85 million for the year ended December 31, 2006.  On a fully diluted basis, the earnings were $0.97 per share.  Comparable earnings for 2005 were $1.43 million, or $0.80 per share.  This represents a 21% increase in per share earnings on a year over year comparison.  The Company finished the year with $168 million in assets.

          Net interest income was $5.98 million for 2006, which was a $410 thousand increase over 2005.  Non-interest income was $889 thousand, a $547 thousand increase.  Operating income before taxes on a consolidated basis for 2006 was $2.96 million, versus $2.41 million for 2005.

          The Company has grown by $16 million in assets, or 11% in 2006.  The Bank has $138 million in loans and $140 million in deposits as of December 31, 2006.

          As previously announced, the Company will be paying on January 15, 2007, a $0.10 per share dividend, to shareholders of record as of December 15, 2006.

          Horizon Bank operates two full service branches in Bradenton, Florida and a full service branch in Palmetto, FL.  The Bank also has an ATM location in the Red Barn Market (also in Bradenton).

          Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
          -0-                                        01/09/2007
          /CONTACT:  Charles F. Conoley, President of Horizon Bancorporation, Inc., +1-941-753-2265 /
          /Web site:  http://www.horizonbankfl.com/